Exhibit 99.3

SAN FRANCISCO, Jan. 30 /PRNewswire-FirstCall/ — BRE Properties, Inc. (NYSE: BRE) today announced the appointment of Dennis E. Singleton to the company’s board of directors, effective February 1, 2009. The appointment of a new director, increasing the board to 11 members, is part of an ongoing board succession plan, implemented as current members near their term limits.

Singleton served as chief financial officer, chief investment officer, vice chairman and board member of Spieker Properties, Inc., a Northern California-based commercial real estate investment trust (REIT), from its initial public offering (IPO) in 1993 until its merger with Equity Office Properties, Inc. in 2001.

“It is a pleasure to welcome Dennis to the BRE board,” said Constance B. Moore, BRE’s president and CEO. “Spieker Properties is one of the great success stories in the public real estate space, and Dennis helped lead that organization from its inception. We look forward to his valued counsel and insights.”

Singleton currently serves on the board of directors of Digital Realty Trust; as vice chairman, board of trustees of Lehigh University; and board member and past president of the Glaucoma Research Foundation. He will serve on the BRE board as an independent director and member of the real estate and audit committees.

Singleton began his career in real estate at the Trammel-Crow Company in Menlo Park, California. He became a partner of the firm in 1974, and was responsible for the development and management of office, commercial and retail properties in Northern California and Reno, Nevada.

In 1987, he joined the newly formed Spieker Partners, a private company. He played an integral role in planning and implementing the IPO and listing of Spieker Properties, Inc. on the New York Stock Exchange.

During his real estate career, Singleton oversaw the development, acquisition, management and leasing of more than 28 million square feet of commercial properties on the West Coast, representing an investment of more than $3.0 billion.

Singleton holds an MBA from Harvard University, and a bachelor of science degree from Lehigh University.

About BRE Properties

BRE Properties — a real estate investment trust — develops, acquires and manages apartment communities convenient to its residents’ work, shopping, entertainment and transit in supply-constrained Western U.S. markets. BRE directly owns and operates 75 apartment communities totaling 22,126 units in California, Arizona and Washington. The company currently has seven other properties in various stages of development and construction, totaling 2,077 units, and joint venture interests in 13 additional apartment communities, totaling 4,080 units. (Property data as of September 30, 2008) For more information on BRE Properties, please visit our Web site at www.breproperties.com.